The Alliance Portfolio
                           Conditional Loan Commitment
                            Revised August 30th, 2005
            $1,250,000 1st T.D. Industrial/Office Commerial Facility
            Security: 11855 White Rock Road, Rancho Cordova, CA 95742
                Borrower: General Environmental Management, Inc.

This Engagement, Authorization and Non-Circumvention Agreement is made as of this 30th day of August, 2005 between General Environmental Management, Inc., (Applicant) and The Alliance Portfolio (TAP).

1. Authorization: Applicant retains The Alliance Portfolio as agent and grants The Alliance Portfolio the exclusive right to solicit and obtain financing ("Financing") from investor(s) to be secured by the above referenced property. Applicant consents to The Alliance Portfolio acting as the Applicant's exclusive agent to procure the lender(s) for the proposed loan. Applicant also consents to The Alliance Portfolio representing the lender(s) in this transaction for, among other purposes, the delivery of required disclosures and notices of rights and negotiation of the loan terms. The Alliance Portfolio may also elect to be the lender and may represent the lender(s) in servicing the loan, including the collection of all payments due pursuant to the terms thereof. The Alliance Portfolio or it's affiliates may as well serve as trustee under borrower's deed of trust. The Alliance Portfolio is authorized by applicant to use pictures of subject property in marketing materials. Applicant shall be responsible for payment of all fees or commissions to applicants broker that are not specifically referenced herein today or at any time in the future. Applicant authorize TAP to complete background check as indicated in the TAP credit authorization.

2. Term: The term of this authorization shall commence on 8/30/05 & terminate on 9/30/05. Term extended by delays in obtaining required documentation.

3. Documentation: Applicant shall provide and execute documentation required by The Alliance Portfolio and by the Lender / Investor, provided loan meets terms and conditions specified herein.
4. Non-circumvention: Applicants shall not communicate directly with The Alliance Portfolio Lender-Investor(s) regarding financing without The Alliance Portfolio written consent, today or at any time in the future. The Alliance Portfolio shall act as and be compensated by applicant as applicants exclusive agent with regard to financing provided or to be provided by said lender / Investor(s).

September 19th, 2005 Estimated Target Funding Date.
--------------------
$1,250,000  1st T.D.,
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12.99% Interest Rate: calculated on gross loan amount
--------------------
$13,531.25 until June 2007 Interest only payments per month.
--------------------------
(Or 50% LTV, whichever is less, requires $2,500,000 - minimum real estate appraised valuation only. Applicant to provide appraisal and comps, if available) Term: 36 months, Fixed rate until June 2007


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Then adjust to the LIBOR (2/10 caps, 8.75% margin). Floor rate of 12.99%
Prepayment Penalty: No prepayment penalty after 12 months. Penalty shall be waived if The Alliance Portfolio refinances the property at any time in the future. (6 months interest on principal paid in excess of 20.00% per year.) The Alliance Portfolio Loan Origination Fee: 5.00% - $62,500 Other costs - estimate:
TAP Doc-$550, underwriting-$450, processing-$300, wire-$50, Background/Credit-$160 est. Title held at title company at discretion of TAP (inclusive of required endorsements) and $960 disbursement-closing with TAP both paid by borrower through closing. Late Fee: 10% late charge after 10 day grace period. Funding is subject to investor's approval of appraisal and all documentation. The Alliance Portfolio assumes no liability and shall be held harmless of any liability by Applicant and Applicants Broker regarding the successful completion and funding of this file. The Alliance Portfolio fees referenced above are earned upon faxing to Applicant a 48 hour notice of funding to be completed. Applicant shall complete closing within 48 hours of said notice and term of this agreement shall be reduced to said 48 hour date.

6. Fee Disbursement: Applicant hereby assigns to The Alliance Portfolio and authorizes and instructs the investor and escrow agent to disburse to The Alliance Portfolio the amounts of the fee specified above from the proceeds of the financing through closing and concurrent with the closing.

7. Title: Property and Insurance to be current and paid. Any liens to be paid off by title.

8. The Alliance Portfolio Loan package: The Alliance Portfolio Loan package to be completed by applicant. Applicant to provide copy of insurance, copy of senior note's (as applicable) and mortgage payment coupons. Applicant to provide last 3 months bank statements and corporate documentation as required for title insurance and any additional information as required upon request.

9. Communication: Applicant and applicants broker shall not communicate directly by telephone or other source with any affiliate company or individual(s) retained by The Alliance Portfolio for this transaction which include but are not limited to: Appraisal company, Escrow company, Title company, Credit reporting company, Property inspection company and attorney.

10. Appraisal Fee: $1,500 est. payable at the door to appraiser Ed Schaar with certified funds.

11. Funds Distribution Estimate: $1,250,000 TAP 1st Trust Deed, less ($62,500) Loan Origination Fee to The Alliance Portfolio, less ($1,350) Loan Costs, less ($960) Disbursement-closing, less ($2,900 est.) Title Fees est, less ($160 est.)


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Background/Credit Fee, less ($5,413 est.) Interest Proration, = $1,176,717 net estimate to applicant, less any Principal, Interest, Taxes, or Insurance (PITI) due.

12. First Payment Due Date on New TAP Trust Deed: November 1st, 2005. (Based on Recording & Closing taking place in September).

13. Funding Condition: Funding of subject loan contingent upon value of appraisal review & property inspection by principals.

14. Special Environmental/Funding Condition: $550,000 held by DTSC to be transferable to benefit lender in case of foreclosure.